Filed pursuant to Rule 424(b)(3)

Registration No.: 333-279994

PROSPECTUS SUPPLEMENT No. 10

(To the Prospectus dated May 9, 2025)

BIODEXA PHARMACEUTICALS PLC

2,486,100,000 Ordinary Shares Representing 24,861 American Depositary Shares

This prospectus supplement No. 10 (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Registration Statement on Form F-1, as amended, effective as of May 9, 2025 (the “Prospectus”), related to the resale by the selling shareholders identified in the Prospectus of up to an aggregate of 2,846,100,000 of our ordinary shares, nominal value £0.000001 per share, represented by 24,861 American Depositary Shares (the “Depositary Shares”).

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information contained in our attached Form 6-K, filed with the Securities and Exchange Commission on November 3, 2025.

This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on October 31, 2025 was $6.49.

Investing in our securities involves risks. See “Risk Factors” beginning on page 9 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is November 3, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of November 2025

Commission File Number 001-37652

Biodexa Pharmaceuticals PLC

(Translation of registrant’s name into English)

1 Caspian Point,

Caspian Way

Cardiff, CF10 4DQ, United Kingdom

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒      Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

Approval of CTA in Europe for Phase 3 Serenta Clincial Trial

On November 3, 2025, Biodexa Pharmaceuticals PLC (the “Company”) announced the approval of a Clinical Trial Application (“CTA”) by the European Medicines Agency (“EMA”) of its pivotal Phase 3 Serenta clinical trial of eRapa in patients with familial adenomatous polyposis (“FAP”). The CTA permits the Phase 3 Serenta clinical trial to proceed in Europe, initially covering sites in Denmark, Germany, the Netherlands and Spain, with Italy expected to be added.

The information included under the heading “Approval of CTA in Europe for Phase 3 Serenta Clinical Trial” shall be deemed to be incorporated by reference into the registration statements on Form S-8 (Registration Number 333-209365) and Form F-3 (Registration Number 333-290554) of the Company (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

Press Release

On November 3, 2025, the Company issued a press release regarding the approval of a CTA by the EMA of its pivotal Phase 3 Serenta trial of eRapa in patients with FAP, a copy of which is attached to this Form 6-K as Exhibit 99.1.

The information in the attached Exhibit 99.1 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise set forth herein or as shall be expressly set forth by specific reference in such a filing.

SUBMITTED HEREWITH

Attached to the Registrant’s Form 6-K filing for the month of November 2025 is:

Exhibit No.	Description

99.1	Press release dated November 3, 2025.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Biodexa Pharmaceuticals PLC

Date: November 3, 2025	By:	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer and Chief Financial Officer

Exhibit 99.1

November 3, 2025

Biodexa Announces Approval of CTA in Europe for Phase 3 Serenta Trial in FAP

First European patient expected to be enrolled in 4Q 2025

Addressable US - European Market Put at $7 Billion

Biodexa Pharmaceuticals PLC (“Biodexa” or “the Company”), (Nasdaq: BDRX), a clinical stage biopharmaceutical company developing a pipeline of innovative products for the treatment of diseases with unmet medical needs, announced the approval of a Clinical Trial Application (CTA) by the European Medicines Agency (EMA) of its pivotal Phase 3 Serenta trial in patients with familial adenomatous polyposis (FAP), a mostly inherited disease that, if left untreated, almost always leads to colorectal cancer. The only current treatment option is sequential resection of much of the gastrointestinal tract.

A CTA is the formal regulatory submission required to obtain approval to begin a clinical trial in Europe and is similar to the Investigational New Drug (IND) application process in the United States. The CTA permits the Serenta trial to proceed in Europe, initially covering clinical sites in Denmark, Germany, Netherlands and Spain with Italy expected to be added in due course.

The U.S. component of the trial enrolled its first patient in mid-August 2025.

Commenting, Dr Gary Shangold, Chief Medical Officer of Biodexa, said “Approval of our CTA by EMA is the latest in a series of important milestones for our eRapa Phase 3 program in FAP. We expect to accelerate recruitment by opening sites initially in four European countries. Thanks to the combined efforts of our team, our collaborators at Emtora Biosciences and our European CRO, Precision for Medicine”.

“The opening of our Phase 3 program in FAP in Europe further advances our potential to be the first mover in a $7Bn addressable market,” noted Stephen Stamp, Biodexa’s CEO and CFO. An approved pharmaceutical treatment for FAP is long overdue. Our goal for eRapa is to meet that need with a treatment that provides FAP sufferers a better quality of life and substantially reduces or eliminates their need for repetitive surgeries.”

The Serenta trial (NCT06950385) is a randomized, double-blind, placebo-controlled Phase 3 registrational study designed to evaluate the safety and efficacy of eRapa in patients diagnosed with FAP. Multiple sites in the US are actively screening eligible participants. It is expected that 168 patients will be recruited into the trial randomized 2:1 drug: placebo.

For more information about the Serenta trial, including eligibility criteria and specific site location, please visit https://serentatrial.com/.

About FAP

Familial adenomatous polyposis is a rare, inherited disorder characterized by the development of hundreds to thousands of colorectal polyps and a near-100% lifetime risk of colorectal cancer if left untreated. There is a significant unmet need for effective, less invasive therapies for FAP patients. FAP is characterized as a proliferation of polyps in the colon and/or rectum, usually occurring in mid-teens. There is no approved therapeutic option for treating FAP patients, for whom active surveillance and surgical resection of the colon and/or rectum remain the standard of care. If untreated, FAP typically leads to cancer of the colon and/or rectum. There is a significant hereditary component to FAP with a reported prevalence of one in 5,000 to 10,000 in the US1 and one in 11,300 to 37,600 in Europe2. Importantly, mTOR has been shown to be over-expressed in FAP polyps – thereby underscoring the rationale for using an mTOR inhibitor like eRapa to treat FAP.

About eRapa

eRapa is a proprietary oral capsule formulation of rapamycin, also known as sirolimus. Rapamycin is an mTOR (mammalian Target Of Rapamycin) inhibitor. mTOR has been shown to have a significant role in the signalling pathway that regulates cellular metabolism, growth and proliferation and is activated during tumorgenesis3. Rapamycin is approved in the US for organ rejection in renal transplantation as Rapamune®. Through the use of nanotechnology and pH sensitive polymers, eRapa is designed to address the poor bioavailability, variable pharmacokinetics and toxicity generally associated with the currently available forms of rapamycin. eRapa is protected by a number of issued patents which extend through 2035, with other pending applications potentially providing further protection beyond 2035.

1.       www.rarediseases.org

2.       www.orpha.net

3.       Tian et al., mTOR Signaling in Cancer and mTOR Inhibitors in Solid Tumor Targeting Therapy, Int J Mol Sci. 2019 Feb; 20(3): 755

For more information, please contact:

Biodexa Pharmaceuticals PLC
Stephen Stamp, CEO, CFO Gary Shangold, CMO
Tel: +44 (0)29 20480 180
www.biodexapharma.com

About Biodexa Pharmaceuticals PLC

Biodexa Pharmaceuticals PLC (listed on NASDAQ: BDRX) is a clinical stage biopharmaceutical company developing a pipeline of innovative products for the treatment of diseases with unmet medical needs. The Company’s lead development programs include eRapa, under development for Familial Adenomatous Polyposis and Non-Muscle Invasive Bladder Cancer; tolimidone, under development for the treatment of type 1 diabetes; and MTX110, which is being studied in aggressive rare/orphan brain cancer indications.

eRapa is a proprietary oral capsule formulation of rapamycin, also known as sirolimus. Rapamycin is an mTOR (mammalian Target Of Rapamycin) inhibitor. mTOR has been shown to have a significant role in the signalling pathway that regulates cellular metabolism, growth and proliferation and is activated during tumorigenesis.

Tolimidone is an orally delivered, potent and selective inhibitor of Lyn kinase. Lyn is a member of the Src family of protein tyrosine kinases, which is mainly expressed in hematopoietic cells, in neural tissues, liver, and adipose tissue. Tolimidone demonstrates glycaemic control via insulin sensitization in animal models of diabetes and has the potential to become a first in class blood glucose modulating agent.

MTX110 is a solubilized formulation of the histone deacetylase (HDAC) inhibitor, panobinostat. This proprietary formulation enables delivery of the product via convection-enhanced delivery (CED) at chemotherapeutic doses directly to the site of the tumor, by-passing the blood-brain barrier and potentially avoiding systemic toxicity.

Biodexa is supported by three proprietary drug delivery technologies focused on improving the bio-delivery and bio-distribution of medicines. Biodexa’s headquarters and R&D facility is in Cardiff, UK. For more information visit www.biodexapharma.com.

Forward-Looking Statements

Certain statements in this announcement may constitute “forward-looking statements” within the meaning of legislation in the United Kingdom and/or United States. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation. All statements contained in this announcement that do not relate to matters of historical fact should be considered forward-looking statements. In certain cases, forward-looking statements can be identified by the use of words such as “plans”, “expects” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved.” Forward-looking statements and information are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of the Company to control or predict, that may cause their actual results, performance or achievements to be materially different from those expressed or implied thereby, and are developed based on assumptions about such risks, uncertainties and other factors set out herein.

Reference should be made to those documents that Biodexa shall file from time to time or announcements that may be made by Biodexa in accordance with the rules and regulations promulgated by the SEC, which contain and identify other important factors that could cause actual results to differ materially from those contained in any projections or forward-looking statements. These forward-looking statements speak only as of the date of this announcement. All subsequent written and oral forward-looking statements by or concerning Biodexa are expressly qualified in their entirety by the cautionary statements above. Except as may be required under relevant laws in the United States, Biodexa does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or events otherwise arising.